Exhibit 4.15

CERTIFICATE OF DESIGNATIONS

OF THE

        % SERIES     [CONVERTIBLE] PREFERRED STOCK

(Par Value $.01 Per Share)

OF

THE PMI GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of The PMI Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

That the Certificate of Incorporation of the Company provides that the Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board of Directors (the “Board”) of the Company; and

That pursuant to the authority conferred upon the Board by the Certificate of Incorporation of the Company, the Board on                     , 200    , approved the creation, issuance and the voting powers of shares of Preferred Stock to be issued in one or more series as determined by a duly authorized committee of the Board, and, on                     , 200     such duly authorized committee of the Board adopted the following resolution creating a series of                      shares of Preferred Stock designated as set forth below:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company[, as amended] (the “Certificate of Incorporation”) and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of                      shares of the                      shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and this committee of the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

1. Designation and Rank. The designation of such series of Preferred Stock authorized by this resolution shall be         % Series      [Convertible] Preferred Stock (the “Series     Preferred Stock”). The maximum number of shares of Series      Preferred Stock shall be                     . Shares of the Series      Preferred Stock shall have a liquidation preference of $             per share. The Series     Preferred Stock shall rank prior to the Company’s Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the “Junior Stock”), other than any classes or series of equity securities of the Company ranking on a parity with (the “Parity Stock”) or senior to (the “Senior Stock”) the Series      Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Series      Preferred Stock shall be junior to all outstanding debt of the Company. [The Series      Preferred Stock shall be [senior to] [on a parity with] the Series      Preferred Stock as to both payments of dividends and distribution of assets upon liquidation, dissolution and winding up of the Company.] The Series      Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company’s Certificate of Incorporation.

2. Cumulative Dividends; Priority.

(a) Payment of Dividends. The holders of record of shares of Series      Preferred Stock shall be entitled to receive, when, as, and if declared by the Board, out of funds legally available therefor, cumulative cash dividends at the rate of         % per annum per share, which shall accrue from the original issue date and be payable quarterly in arrears on the first day of [March, June, September and December] in each year, commencing on                     ,         , or, if such day is a non-business day, on the next business day (each of such dates, a “Dividend Payment Date”). Each declared dividend shall be payable to holders of record as they appear on the stock books of the Company at the close of business on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board or a duly authorized committee thereof (each of such dates, a “Record Date”). Quarterly dividend periods (each a “Dividend Period”) shall commence on and include the first day of [March, June, September and December] of each year and shall end on and include the date next preceding the next following Dividend Payment Date.

The amount of dividends payable per share for each full Dividend Period shall be computed by dividing by four the amount determined by applying the             % annual dividend rate to the $         liquidation preference of such share. Dividends on the Series __ Preferred Stock shall accrue day by day. Dividends shall be cumulative. The initial quarterly dividend payable on                     ,          and the amount of any dividend payable for any other period shorter than a full Dividend Period shall be computed on the basis of a 360-day year composed of twelve 30-day months and the actual number of days elapsed in such period.

(b) Priority as to Dividends. No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series      Preferred Stock for any period unless full dividends for the immediately preceding Dividend Period on the Series      Preferred Stock (including any accumulation in respect of unpaid dividends from prior Dividend Periods) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series      Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series      Preferred Stock, dividends declared upon shares of Series      Preferred Stock and such other Preferred Stock ranking on a parity as to dividends shall be declared pro rata, so that the amount of dividends declared per share on the Series      Preferred Stock and such other Preferred Stock shall bear in all cases to each other the same ratio that accrued dividends for the then-current Dividend Period per share on the shares of Series      Preferred Stock (including any accumulation in respect of unpaid dividends for prior Dividend Periods) and accrued dividends, including required or permitted accumulations, if any, of such other Preferred Stock, bear to each other.

Unless full dividends on the Series      Preferred Stock have been declared and paid or set apart for payment for the immediately preceding Dividend Period (including any accumulation in respect of unpaid dividends for prior Dividend Periods) (i) no cash dividend or other distribution (other than in shares of Junior Stock) shall be declared or paid or set aside for payment on the Junior Stock, (ii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or any moneys paid to or made available for a sinking fund for the redemption of any shares except by conversion into or exchange for Junior Stock) and (iii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Series      Preferred Stock or Parity Stock (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series      Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock).

The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if, under the preceding paragraph, the Company would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

3. Redemption.

(a) General. The shares of the Series      Preferred Stock will not be redeemable prior to                     , 20    . At any time on or after

                    , 20    , subject to the applicable restrictions set forth in this Section 3 and applicable law, the shares of Series __ Preferred Stock may be redeemed, in whole or in part, at the election of the Company, upon notice as provided in Section 3(b) hereof, by resolution of its Board of Directors, at any time or from time to time, at the redemption price of $             per share, plus, in each case, an amount equal to all accrued and unpaid dividends to the date fixed for redemption.

If less than all the outstanding shares of Series      Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata, by lot or by a substantially equivalent method. On and after the redemption date, dividends shall cease to accrue on the shares of Series      Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

(b) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the shares of Series      Preferred Stock to be redeemed will cease to accrue and accumulate on such redemption date shall be mailed, postage prepaid, at least 30 days but not more than 60 days prior to said redemption date to each holder of record of the Series      Preferred Stock to be redeemed at his or her address as the same shall appear on the books of the Company. If less than all the shares of the Series      Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

If such notice of redemption shall have been so mailed and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds in trust for the account of the holders of the shares of the Series      Preferred Stock so to be redeemed (so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of the Series      Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of the Series      Preferred Stock so called for redemption shall be deemed to be no longer outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series      Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Company) of their certificates.

However, if such notice of redemption shall have been so mailed, and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust for the account of the holders of the shares of the Series      Preferred Stock to be redeemed (so as to be and continue to be available therefor) with a bank or trust company named in such notice doing business in the City of New York and having capital surplus and undivided profits of at least $50,000,000, thereupon and without awaiting the redemption date, all shares of the Series      Preferred Stock with respect to which such notice shall have been so mailed, and such deposit shall have been so made shall be deemed to be no longer outstanding and all rights with respect to such shares of the Series      Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except only the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest, upon surrender (and endorsement or assignment to transfer, if required by the Company) of their certificates.

In case the holders of shares of the Series      Preferred Stock which shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Company for payment of the redemption price thereof, but without interest from the date of redemption.

(c) Status of Shares Redeemed. Shares of Series      Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock other than as shares of Series      Preferred Stock.

4. Voting Rights.

The voting rights of the Series      Preferred Stock shall be as follows:

[(a) General Voting Rights. Except as expressly provided hereinafter in this Section, or as otherwise from time to time required by applicable law, the Series      Preferred Stock shall have no voting rights.

(b) Voting Rights Upon Dividend Arrears.

(i) Right to Elect Directors. In the event that an amount equal to six quarterly dividend payments on the Series      Preferred Stock shall have accrued and be unpaid, the holders of the Series      Preferred Stock shall have the right, voting separately as a class together with holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), to elect [two] members of the Board of Directors, each member to be in addition to the then authorized number of directors, at the next annual meeting of stockholders and thereafter until dividends on the Series      Preferred Stock have been paid in full for four consecutive Dividend Periods, including the last preceding Dividend Period.

(ii) Term of Office of Directors. Any director who shall have been elected by holders of the Series      Preferred Stock and Voting Parity Stock entitled to vote in accordance with this subparagraph (b) shall hold office for a term expiring (subject to the earlier payment, or declaration and setting aside for payment, of dividends on the Series      Preferred Stock for four consecutive Dividend Periods as described below) at the next annual meeting of stockholders and during such term may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of record of a majority of the shares of the Series      Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. A meeting for the removal of a director elected by the holders of the Series      Preferred Stock and Voting Parity Stock and the filling of the vacancy created thereby shall be called by the Secretary of the Company as promptly as possible and in any event within 10 days after receipt of a request therefor signed by the holders of not less than 25% of the outstanding shares of the Series      Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Such meeting shall be held at the earliest practicable date thereafter, provided that no such meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

Upon payment, or declaration and setting aside for payment, of dividends on the Series      Preferred Stock for four consecutive Dividend Periods the terms of office of all directors elected by the holders of the shares of the Series      Preferred Stock and the Voting Parity Stock pursuant thereto then in office shall, without further action, thereupon terminate unless otherwise required by law. Upon such termination the number of directors constituting the Board of the Company shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to the foregoing provisions in the case of the future right of holders of the shares of the Series      Preferred Stock and Voting Parity Stock to elect directors as provided above.

(iii) Vacancies. Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this subparagraph (b) may be filled by the remaining director so elected or,

if not so filled, by a vote of holders of a plurality of the shares of the Series      Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a meeting called for such purpose. Unless such vacancy shall have been filled by the remaining director as aforesaid, such meeting shall be called by the Secretary of the Company at the earliest practicable date after such death or resignation, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of the Series      Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Notwithstanding the provisions of this paragraph, no such special meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

(iv) Stockholders’ Right to Call Meeting. If any meeting of the holders of the Series      Preferred Stock and Voting Parity Stock required by this subparagraph (b) to be called shall not have been called within 30 days after personal service of a written request therefor upon the Secretary of the Company or within 30 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal executive offices, subject to any applicable notice requirements imposed by law or regulation, then the holders of record of at least 25% of the outstanding shares of the Series      Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law or regulation) as may be acceptable to the holders of a majority of the total number of shares of the Series      Preferred Stock. Any holder of the Series      Preferred Stock so designated shall have access to the Preferred Stock books of the Company for the Series      Preferred Stock for the purpose of causing such meeting to be called pursuant to these provisions.

(v) Quorum. At any meeting of the holders of the Series      Preferred Stock called in accordance with the provisions of this subparagraph (b) for the election or removal of directors, the presence in person or by proxy of the holders of a majority of the total number of shares of the Series      Preferred Stock and Voting Parity Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.

(c) Voting Rights on Extraordinary Matters. So long as any shares of the Series      Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first

obtaining the approval of the holders of at least two-thirds of the number of shares of the Series      Preferred Stock at the time outstanding (voting separately as a class together with the holders of shares (on a one vote per share basis) of Voting Parity Stock) given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Company shall not either directly or indirectly or through merger or consolidation with any other company, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the shares of the Series      Preferred Stock in rights and preferences or (ii) approve any amendment to (or otherwise alter or repeal) its Certificate of Incorporation (or this resolution) which would materially and adversely change the specific terms of the Series      Preferred Stock.

An amendment which increases the number of authorized shares of any class or series of Preferred Stock or authorizes the creation or issuance of other classes or series of Preferred Stock, in each case ranking junior to or on a parity with the Series      Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger or consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

(d) One Vote Per Share. In connection with any matter on which holders of the Series      Preferred Stock are entitled to vote as provided in paragraphs (b) and (c) of this Section, or any matter on which the holders of the Series      Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Certificate of Incorporation, each holder of the Series ___ Preferred Stock shall be entitled to one vote for each share of the Series      Preferred Stock held by such holder.]

[In connection with any matter on which holders of the Company’s Common Stock are entitled to vote, each holder of the Series      Preferred Stock shall be entitled to [one vote, voting together with such Common Stock as a single class, for each share of the Series      Preferred Stock held by such holder].]

5. No Sinking Fund. [No sinking fund will be established for the retirement or redemption of shares of Series      Preferred Stock.] [Insert any applicable sinking fund provisions.]

[6. Conversion. [Insert any applicable conversion provisions.]]

[6.] [7.] Liquidation Rights; Priority.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the

holders of shares of the Series      Preferred Stock shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared, $             per share plus an amount equal to all accrued and unpaid dividend for prior Dividend Periods, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series      Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders of shares of the Series      Preferred Stock shall not be entitled to any further participation.

(b) Nothing contained in this Section [6] [7] shall be deemed to prevent redemption of shares of the Series      Preferred Stock by the Company in the manner provided in Section 3. Neither the merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section [6] [7].

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series      Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d) If the amounts available for distribution with respect to the Series      Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series      Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series      Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled.

IN WITNESS WHEREOF, The PMI Group, Inc. has caused this Certificate to be signed by _________________, its [President], and attested by                     , its [Secretary], this      day of                     , 20    .

THE PMI GROUP, INC.

By:
[Name and Title]
Attest:

[Name and Title]